SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A*
                                 (Rule 13d-102)

                                Amendment No. 1*

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)



                      Clear Channel Outdoor Holdings, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    18451C109
                                 (CUSIP Number)

                                January 26, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:
     [ ] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                              (Page 1 of 15 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 18451C109                 13G/A                Page 2 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                          Ivory Capital, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               13,950
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               13,950
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               13,950
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               0.04%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G/A               Page 3 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                       Ivory Capital II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               37,572
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               37,572
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               37,572
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               0.11%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G/A               Page 4 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                   FVH Ivory Accredited, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               21,457
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               21,457
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               21,457
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               0.06%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G/A                Page 5 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                            Ivory Investment Management, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               1,744,350

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               1,744,350
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               1,744,350
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               4.98%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G/A               Page 6 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                        IIM GP LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               1,744,350

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               1,744,350
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               1,744,350
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               4.98%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G/A                Page 7 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                               Ivory Capital Advisors, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               72,979

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               72,979
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               72,979
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               0.20%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G/A                Page 8 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                               Ivory Capital Group, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               72,979

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               72,979
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               72,979
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               0.20%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G/A                Page 9 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                      Curtis G. Macnguyen
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               1,744,350

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               1,744,350
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               1,744,350
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               4.98%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G/A                Page 10 of 15 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Clear Channel Outdoor Holdings, Inc. (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

The Issuer's principal executive offices are located at 200 East Basse Road, San Antonio, Texas 78209

Item 2(a).     Name of Person Filing:

     This statement is filed by:

                  (i) Ivory Capital, L.P., a Delaware limited partnership ("Ivory Capital"), with respect to the shares of Common Stock directly owned by it;

                  (ii) Ivory Capital II, L.P., a Delaware limited partnership ("Ivory Capital II"), with respect to the shares of Common Stock directly owned by it;

                  (iii) FVH Ivory Accredited, L.P., a Delaware limited partnership ("FVH"), with respect to the shares of Common Stock directly owned by it;

                  (iv) Ivory Investment Management, L.P., a Delaware limited partnership (the "Investment Manager"), with respect to the shares of Common Stock directly owned by Ivory Capital, Ivory Capital II, FVH, FrontPoint Value Discovery Fund, L.P., a Delaware limited partnership ("FrontPoint Value Discovery Fund"), FrontPoint Value Horizons Fund, L.P., a Delaware limited partnership ("FrontPoint Value Horizons Fund"), and Ivory Capital, Ltd., an exempted company organized under the laws of the Cayman Islands ("Ivory Capital Ltd.");

                  (v) IIM GP, LLC, a Delaware limited liability company ("IIM GP") which serves as general partner to the Investment Manager, with respect to the shares of Common Stock directly owned by Ivory Capital, Ivory Capital II, FVH, FrontPoint Value Discovery Fund, FrontPoint Value Horizons Fund and Ivory Capital, Ltd.;

                  (vi) Ivory Capital Advisors, LLC, a Delaware limited liability company ("Ivory Capital Advisors") which serves as general partner to each of Ivory Capital, Ivory Capital II and FVH, with respect to the shares of Common Stock directly owned by Ivory Capital, Ivory Capital II and FVH;

CUSIP No. 18451C109                 13G/A               Page 11 of 15 Pages


                  (vii) Ivory Capital Group, LLC, a Delaware limited liability company ("ICG") which is the managing member of Ivory Capital Advisors, with respect to the shares of Common Stock directly owned by Ivory Capital, Ivory Capital II and FVH;

                  (viii) Curtis G. Macnguyen, with respect to shares of Common Stock owned by Ivory Capital, Ivory Capital II, FVH, FrontPoint Value Discovery Fund, FrontPoint Value Horizons Fund and Ivory Capital Ltd.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of each of the Reporting Persons is 11755 Wilshire Boulevard, Suite 1350, Los Angeles, California 90025.
Item 2(c). Citizenship:

     Each of Ivory Capital, Ivory Capital II, FVH and the Investment Manager is a limited partnership organized under the laws of the State of Delaware. Each of the Ivory Capital Advisors, IIM GP and ICG is a limited liability company organized under the laws of the State of Delaware. Mr. Macnguyen is a United States citizen.

Item 2(d).     Title of Class of Securities:
     Common Stock, par value $0.01 per share (the "Common Stock").

Item 2(e).  CUSIP Number:  18451C109

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)   [ ] Broker or dealer registered under Section 15 of the Act,

          (b)   [ ] Bank as defined in Section 3(a)(6) of the Act,

CUSIP No. 18451C109                 13G/A               Page 12 of 15 Pages

          (c)   [ ] Insurance Company as defined in Section 3(a)(19) of the
                    Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)   [ ] Investment Adviser in accordance with Rule 13d-1
                    (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not Applicable.

Item 4.   Ownership.

           A. Ivory Capital, L.P.
              (a) Amount beneficially owned: 13,950
              (b) Percent of class: 0.04%. The percentages used herein and in the rest of Item 4 are calculated based upon the 35,000,000 shares of Common Stock outstanding as of November 14, 2005, as reported by the Company in its Registration Statement filed November 14, 2005. The percentages reported herein reflect the beneficial ownership of the Reporting Persons as of the date of the event which necessitated this filing.
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 13,950
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     13,950

CUSIP No. 18451C109                 13G/A               Page 13 of 15 Pages

           B. Ivory Capital II, L.P.
              (a) Amount beneficially owned: 37,572
              (b) Percent of class: 0.11%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 37,572
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 37,572

           C. FVH Ivory Accredited, L.P.
              (a) Amount beneficially owned: 21,457
              (b) Percent of class: 0.06%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 21,457
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 21,457

           D. Ivory Investment Management, L.P.
              (a) Amount beneficially owned: 1,744,350
              (b) Percent of class: 4.98%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 1,744,350
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     1,744,350
           E. IIM GP, LLC
              (a) Amount beneficially owned: 1,744,350
              (b) Percent of class: 4.98%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 1,744,350
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     1,744,350

           F. Ivory Capital Advisors, LLC
              (a) Amount beneficially owned: 72,979
              (b) Percent of class: 0.20%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 72,979
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 72,979

           G. Ivory Capital Group, LLC
              (a) Amount beneficially owned: 72,979
              (b) Percent of class: 0.20%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 72,979
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 72,979

CUSIP No. 18451C109                 13G/A              Page 14 of 15 Pages

           H. Curtis G. Macnguyen
              (a) Amount beneficially owned: 1,744,350
              (b) Percent of class: 4.98%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 1,744,350
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     1,744,350

Item 5.     Ownership of Five Percent or Less of a Class.

     This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not Applicable.

Item 9.  Notice of Dissolution of Group.

     Not Applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

CUSIP No. 18451C109                 13G/A               Page 15 of 15 Pages


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 14, 2006

                                 /s/ Curtis G. Macnguyen
                                 -----------------------
                                 Curtis G. Macnguyen, individually, and as
                                 managing member of Ivory Capital Group, LLC,
                                 for itself and as managing member of Ivory
                                 Capital Advisors, LLC, for itself and as
                                 general partner of Ivory Capital, L.P., Ivory Capital II, L.P. and FVH Ivory Accredited, L.P., and as managing member of IIM GP, LLC, for itself and as general partner of Ivory Investment Management, L.P.